UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
February 23, 2010

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GRAND RIVER COMMERCE, INC.
(Exact name of registrant as specified in its charter)

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Michigan	333-147456	20-5393246
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4471 Wilson Ave., SW, Grandville, Michigan	49418
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (616) 531-1943

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment ofCertain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2009, Grand River Commerce, Inc. (the “Company”) entered into an Executive Employment Agreement (the “Agreement”) with Robert P. Bilotti regarding his employment as President and Chief Executive Officer of the Company.  Previously, Mr. Bilotti had not been separately compensated for his service to the Company but was compensated by the Company’s subsidiary bank, Grand River Bank (the “Bank”), for his duties as Chairman of the Bank’s board of directors.

The Agreement has a term of two years and provides for an annual salary of $50,000 to be paid to Mr. Bilotti.  Following the first year of the Agreement, the base salary will be reviewed by the Company’s board of directors and may be increased as a result of that review.  Mr. Bilotti will be eligible to participate in any executive incentive bonus plan and all other benefit programs that the Bank has adopted.

In the event that Mr. Bilotti is terminated by the Company, or elects to terminate his employment with the Company, in connection with a “change of control,” Mr. Bilotti would be entitled to receive a cash lump-sum payment equal to 199% of his “base amount” as defined in section 280G of the Internal Revenue Code and, in general, means the executive’s annualized compensation over the prior five-year period.  If Mr. Bilotti’s employment is terminated for any reason other than for cause, we will be obligated to pay as severance, not less than an amount equal to one year’s base salary.

A copy of the Agreement is attached as Exhibit 10.1 to the Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(c)           Exhibits.

10.1	Employment Agreement, dated February 23, 2010, by and between Grand River Commerce, Inc. and Robert P. Bilotti

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAND RIVER COMMERCE, INC.

Date: March 1, 2010	By:	/s/ Robert P. Bilotti
Robert P. Bilotti
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated February 23, 2010, by and between Grand River Commerce, Inc. and Robert P. Bilotti